[KPMG PEAT MARWICK LETTERHEAD]

The Board of Directors
NSK-Warner Kabushiki Kaisha:


                           INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in Registration Statement Nos. 33-75564, 33-75566, 33-75568, 33-75572, 33-75574, 33-67822, 33-67824, 33-92426, 33-
92428, 33-92430, 33-92432, 33-92858, 33-92860 and 33-92862 on Form S-8 of Borg-
Warner Automotive, Inc. Of our report dated April 26, 1996 relating to the balance sheets of NSK-Warner Kabushiki Kaisha as of March 31, 1996 and 1995, and the related statements of earnings stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1996 which report appears in the December 31, 1995 annual report on Form 10-K/A of Borg-Warner Automotive, Inc.

KPMG Peat Marwick

Tokyo, Japan

June 20, 1996